 EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made on the 1st day of March, 2019, by and among WEED Inc., of 4920 Post Trail Tucson, Arizona, U.S.A. 85750 (the “Company”) of the one part, and Yissum Research Development Company of The Hebrew University of Jerusalem Ltd., of the Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem, Israel (“Yissum”) and Prof. Elka Touitou, of the Hebrew University of Jerusalem (the “Consultant”) of the other part. Company, Yissum and Consultant each: a “Party”, and collectively: the “Parties”.

WHEREAS, the Company is a public company operating in the field of cannabis and cannabis-related products; and

WHEREAS, concurrently with the entry into of this Agreement, the Company and Yissum shall enter into an Exclusive License and Assignment Agreement dated March 1, 2019, pursuant to which Yissum agreed to assign to the Company certain platform technologies relating to different formulations for administration and delivery of lipophilic compositions, (including Cannabinoids) and certain related patent applications (the “Assignment Agreement”); and

WHEREAS, the Company wishes to retain the consulting services of the Consultant, a Professor Emeritus of the Hebrew University of Jerusalem (“HUJ”), and the Consultant has agreed to perform the Consulting Services (as defined below) for the Company and its Affiliates (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, the Parties agree and stipulate as follows:

1.
Permission to Provide Services

Yissum, on behalf of itself and HUJ, hereby permits the Consultant to provide the consulting services detailed in Appendix A (the “Consulting Services”) to the Company and its Affiliates, upon such terms and for such consideration as set forth in this Agreement. For the purposes of this Agreement, “Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company, and “control” shall mean (i) the holding of more than fifty percent (50%) of (a) the equity, or (b) the voting rights of such entity; or (ii) the right to elect or appoint more than fifty percent (50%) of the directors of such entity.

The Consultant, a professor Emeritus of the HUJ School of Pharmacy, has received the necessary permissions to provide the Consulting Services to the Company, upon such terms and conditions as set forth in this Agreement.

2.
Provision of the Consulting Services

2.1
The effective date of this Agreement and the commencement of the performance of the Consulting Services by the Consultant to the Company shall be the Closing Date as defined in the Assignment Agreement and shall be subject to the completion of the Closing pursuant to the Assignment Agreement (the “Effective Date”).

2.2
The Consultant shall be available at the locations and at such times as coordinated by the Company and the Consultant at their mutual convenience and the Consultant will devote on average forty (40) hours per month to the provision of the Consulting Services, provided that over a six (6) month period, the Consultant shall devote not less than a total of two hundred and forty (240) hours thereto. The Consultant and the Company may adjust the foregoing hourly allocation every six (6) months by written mutual agreement. Without derogating from the foregoing, it is agreed that the Company and the Consultant shall be entitled to expand the scope of the Consulting Services by written mutual agreement without requiring Yissum’s written consent thereto, and in the event of any agreed change to the scope of the Consulting Services, the Company shall notify Yissum in writing of such change as soon as practicable thereafter. All Consulting Services will be performed personally by the Consultant.

2.3
The Consulting Services shall be carried out in a diligent, timely, responsible, competent, and professional manner consistent with prevailing standards for the performance of the same or similar services, in accordance with the instructions of the Company as may be provided from time to time and all applicable laws, regulations, rules, guidelines and ethical conduct.

2.4
The Consultant hereby undertakes that the Consultant shall not, knowingly, use, during the performance of the Consulting Services, any confidential or proprietary information of any third party whatsoever, including, any confidential or proprietary information of Yissum and HUJ (including the Yissum Confidential Information, but, excluding the Technology (as such terms are defined in the Assignment Agreement) and other information, materials and documentation disclosed to the Company that are considered as part of the Company Confidential Information (as defined in Section 8 of the Assignment Agreement) following the Closing).

2.5
The Consultant represents and warrants that that Consultant’s performance of this Agreement and the Consulting Services does not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, to which the Consultant is a party or by which the Consultant is bound.

Except as expressly provided in this Agreement and without derogating from any undertakings or obligations of the Consultant hereunder, neither Yissum nor the Consultant makes any representation or warranty, express or implied, as to the value or quality of the Consulting Services or as to any results of the Consulting Services, including, without limitation, that the Consultant will be successful in assisting the Company to reach any of the goals set by the Company or in providing any input that the Company may request, or that the results of Consulting Services will be non-infringing, merchantable or fit for a particular purpose, and neither Yissum nor the Consultant shall have any liability related to any of the foregoing, including, without limitation, for (a) any exploitation of the Consulting Services by the Company or by any of its Affiliates; or (b) any presentations, representations, proposals or contracts made by or entered into by the Company vis-à-vis, or with, any third party, unless resulting from Yissum’s and/or the Consultant’s gross negligence or willful misconduct, or the Consultant's breach of this Agreement. The Company’s sole remedy in the event that it is dissatisfied with any of the Consulting Services will be the termination of this Agreement in accordance with Section 3.

2.6
The Company shall not be entitled to require the Consultant to provide and the Consultant shall not render and/or perform any advisory, consulting or other services or activities of whatsoever nature other than the Consulting Services that the Consultant is required to perform, as specified in this Agreement. In addition, the Consultant will not use any of the resources, personnel or facilities of HUJ in her provision of the Consulting Services, it being agreed, however, that limited general office supplies, a HUJ phone(s) and/or laptop shall not be considered as HUJ resources for the purpose of this provision. Notwithstanding the foregoing, the Consultant may use her laboratory at HUJ subject to the terms and conditions of a separate agreement to be entered into with Yissum and/or the University.

2.7
During the Term as defined in Section 3.1 below and continuing for twelve (12) months after the termination or expiration of such engagement:

(a)
the Consultant shall not, directly or indirectly:

(i)
solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is a customer of the Company or is engaged by the Company; or

(ii)
own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, shareholder, agent, consultant, researcher, employee or otherwise (including by way of providing consulting, advisory, and/or other services, either alone or jointly with others), any person, company or other entity, that, at such time, directly competes with the Company or its Affiliates in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)) or that develops systems, products and/or services which compete directly with the business of the Company or its Affiliates as currently conducted or as currently proposed to be conducted in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)), unless agreed by the Company in advance and in writing, provided that this shall not preclude the Consultant from owning an equity interest not greater than 5% in a publicly traded company; and

(b)
the Consultant shall avoid any situation of an actual or potential conflict of interest with the Company and shall promptly notify the Company of any situation which constitutes an actual or potential conflict of interests with the Company or its Affiliates.

For the removal of doubt, nothing herein shall restrict the Consultant from performing any research activities at HUJ, subject to the confidentiality, non-use, non-compete and no-conflict obligations contained herein and in the Assignment Agreement; and subject to the Company's rights with respect to patentable inventions in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)) created or reduced to practice as a result of such research activities at HUJ, including research activities that commenced prior to the date of signature of this Agreement, which shall be governed by the terms of Section 13 of the Assignment Agreement.

Nothing contained herein shall prevent the Company from engaging the services of and/or dealing directly or indirectly with any third parties who provide services that are similar or identical to the Consulting Services.

2.8
The Consultant shall report to and receive requests from the CEO of the Company or any other person designated by the Company with respect to the performance of the Consulting Services and shall submit reports with respect to the performance of the Consulting Services as reasonably requested from the Company. Any material or serious issues, including, deviations from the Consulting Services, shall be reported to the Company promptly after obtaining knowledge of such circumstances.

2.9
There are no employee/employer relations between the Consultant and the Company and no additional consideration will be payable to the Consultant or Yissum in connection with the performance of the Consulting Services other than as expressly set out hereunder or as required by law.

The Consultant hereby denies and waives any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement (including Appendix A hereto). The Consultant shall indemnify the Company for any costs, expenses or liabilities incurred by or imposed on the Company in the event of any decision by a court or other competent authority that the Consultant is an employee of the Company and/or to award any employment benefits to the Consultant in connection with this Agreement and/or the Consulting Services, arising from any claim or allegation made by or on behalf of the Consultant that she is an employee of the Company and/or that she is entitled to receive any monies and/or rights as an employee of the Company.

The Consultant further declares that she acknowledges that the consideration agreed with the Company under this Agreement is based upon her declaration and the absence of an employment relationship.

Notwithstanding the provisions of this Section 2.9 above, the Consultant’s consideration for the performance of the Consulting Services shall be seventy percent (70%) of her entire remuneration hereunder (as detailed in Section 4 below) (the “Reduced Compensation”), in the event that (i) she shall claim the existence of an employer-employee relationship with the Company, and/or shall claim monies and/or rights as an employee of the Company; and (ii) the relationship between the Company and the Consultant shall be regarded or determined by any court or other competent authority as an employer-employee relationship as aforesaid as a result of any claim by the Consultant as aforesaid in subsection (i) above. In such an event, the Consultant shall return to the Company all amounts paid to her (through Yissum) exceeding the Reduced Compensation, and she shall reimburse and indemnify the Company, for any sum which shall be demanded of it in connection with such claims and/or determinations.

This Agreement shall not be construed to create any relationship of association, partnership or joint venture between the Company and the Consultant and/or anyone on her behalf.

The terms of this Section 2.9 shall survive the expiration or termination of this Agreement.

3.
Term of Agreement

3.1
This Agreement will be in force for a period of two (2) years from the Effective Date (the “Initial Term”). The Term of this Agreement may be extended for an additional period of two (2) years by mutual written consent of the Parties (the exchange of emails between the Parties shall also be considered as written consent) (the “Extended Term” and together with the Initial Term, the “Term”).

3.2
This Agreement may be terminated by the Company, or by Yissum and the Consultant acting jointly, at any time prior to the expiration of the Initial Term (or the Extended Term, as the case may be), without any further liability except as set forth in Section 3.3 below, upon the occurrence of any of the following events: (a) upon any material breach of this Agreement which has not been cured within thirty (30) days from delivery of written notice by a Party to the allegedly breaching Party; or (b) at will, upon sixty (60) days prior written notice to the other Party/ies, it being agreed, however, that neither Yissum nor Consultant nor the Company shall be entitled to terminate for convenience during the Initial Term.

3.3
Upon termination or expiration of this Agreement for any reason, (i) the Company shall pay the Consultant through Yissum such portion of the Annual Consultancy Fee (as defined below) as shall have accrued but be unpaid through the effective date of the termination; and (ii) the Consultant shall cease using any Company Confidential Information and shall promptly return to the Company all Company Confidential Information in tangible form, including all copies thereof, and all Company equipment or property in her possession or control, and shall erase all Company Confidential Information that exists on the Consultant’s personal computer(s).

4.
Consideration

4.1
Consulting Fee. In consideration of the provision of the Consulting Services, and subject to the completion of the Closing pursuant to the Assignment Agreement, the Company will pay the Consultant through Yissum (who shall receive such consideration on behalf of the Consultant), the following consideration:

4.1.1
a non-refundable upfront payment in the amount of US$ 75,000 (seventy-five thousand U.S. Dollars) (the “Upfront Consultancy Fee”), to be paid on the Effective Date; and

4.1.2
a monthly consultancy fee of US$ 6,250 (six thousand two hundred and fifty U.S. Dollars) (based on the scope of the Consultancy Services set forth in Section 2.2 above), (the “Ongoing Consultancy Fee”), which shall be payable by the Company on a monthly basis. Each monthly payment in the amount of US$ 6,250 (six thousand two hundred and fifty U.S. Dollars) shall be paid to Yissum (on behalf of the Consultant) within thirty (30) days of presentation of a valid tax invoice by Yissum to the Company. No amounts paid will be refundable;

(the Upfront Consultancy Fee and the Ongoing Consultancy Fee, collectively, the “Consultancy Fees”).

The Company shall not make any payment of any sort directly to the Consultant.

4.2
Equity. As additional consideration, and subject to the completion of the Closing as aforesaid, on the Effective Date, the Company will issue the Consultant 75,000 (seventy-five thousand) restricted shares of Common Stock of the Company, par value $0.001 each (the “Consultant Shares”).

4.3
No Sale. The Consultant shall not be entitled to sell or transfer all or any part of the Consultant Shares for a period of six (6) months from the date that the applicable Consultant Shares are issued (the “Restricted Period). Following the Restricted Period, subject to applicable law and regulations, the Consultant shall be entitled to sell or transfer any of the Consultant Shares provided that the total number of Consultant Shares sold on any given day shall not exceed ten percent (10%) of the average daily volume of the Company’s shares sold on the OTC Bulletin Board during the preceding five (5) days (“Consultant Daily Transfer Quota”).

4.4
The above consideration is inclusive of all taxes and overhead, excluding value added tax (“VAT”), if applicable, and shall be added to each payment via wire transfer against a valid tax invoice and in accordance with Section 4.7 below.

4.5
Without derogating from Sections 4.7 and 4.8 below, the Consultant and Yissum (to the extent relating to the Consultancy Fees) shall be responsible for the payment of any and all of her or its (as applicable) respective tax obligations, social security payments and other charges or brokerage fees associated with the payment of the Consultancy Fees and the issuance, sale or transfer of the Consultant Shares, as contemplated hereunder. Notwithstanding the foregoing, the Company shall be responsible for all costs associated with the release of the Consultant Shares from any restriction or lock-up. Each Party shall bear its own bank fees.

4.6
The Consultant, through Yissum, shall be entitled to receive reimbursement of all reasonable documented out-of-pocket expenses incurred by the Consultant in performing the Consulting Services hereunder; provided, in all events, that such expenses were approved in advance and in writing by the Company, according to the Company’s policies and procedures.

4.7
Any VAT (if any) applicable to the payment of the Consultancy Fees or issuance or transfer of the Consultant Shares to the Consultant as provided in this Section 4 above, shall be borne by the Company and added to each payment, and/or paid to Yissum (on behalf of the Consultant), in accordance with the statutory rate in force at such time, subject to provision of a proper invoice.

4.8
If the Company is required by applicable law to make any tax deduction, tax withholding or other similar payment from any amount paid or payable by the Company hereunder, on account of income tax, tax on profit or any other taxes of similar nature (“Withholding Tax”), then the Company shall: (i) deduct such Withholding Tax from such payments, as prescribed by applicable law, or at the reduced rate under the applicable double taxation treaty; (ii) pay such Withholding Tax to the proper taxation authority; and furnish Yissum (on behalf of the Consultant) with a certificate or other evidence of the deduction and payment thereof, unless Yissum has provided the Company with a certificate of exemption from such Withholding Tax.

4.9
For the removal of doubt, the consideration set out in this Section 4 constitutes the only consideration payable by the Company or its Affiliates in connection with the performance of the Consulting Services and/or the use of the Company Results and IP (as defined in Section 6 below).

5.
Confidentiality; Publication

5.1
Confidentiality. Each Party agrees to abide by the confidentiality obligations of Section 10 of the Assignment Agreement which shall also apply to any confidential and/or proprietary information of the Company disclosed and/or obtained under this Agreement, as well as the Company Results and IP (as defined below). For clarity, following the Assignment (as defined in the Assignment Agreement), the Technology and all reports, information, data, formulations, solutions, designs, inventions, know-how, materials, and documentation disclosed to the Company under the Assignment Agreement as part of and/or in connection with the Technology shall be considered as part of the Company Confidential Information (as defined in the Assignment Agreement).

Without derogating from the foregoing, the Consultant is aware that the Company has received and will receive from third parties information that is confidential or proprietary of such third parties (“Third Party Information”) and that is subject to restrictions regarding its usage and disclosure. The Consultant will hold all Third Party Information in the strictest confidence and will not disclose or use any Third Party Information except as permitted by the agreement between the Company and the relevant third party, unless expressly authorized in writing to act otherwise by the Company.

5.2
Publication. The Consultant agrees not to publish any information or material related to the Company Results and IP or other Company Confidential Information or intellectual property of the Company (irrespective of whether or not conceived or generated as part of the Consulting Services), without the prior written consent of the Company.

6.
Intellectual Property

During the Term, any inventions, know-how, data, materials, formulations, solutions, deliverables, advice, ideas, technology, improvements, designs or other results developed or generated by the Consultant in the course of or as a result of providing the Consulting Services that relate to the Technology licensed or assigned to the Company under the Assignment Agreement and/or any proprietary or confidential information and/or intellectual property and/or products and/or business of the Company, and all related patent applications, patents, copyright or other intellectual property rights (collectively, “Company Results and IP”) shall be owned exclusively by the Company. Without derogating from the foregoing, each of Yissum and the Consultant hereby assigns to the Company all right, title and interest in and to the Company Results and IP and shall execute all documents and instruments (including deeds of assignment) and shall take any further acts reasonably required to transfer and/or assign the Company Results and IP to the Company. The Company Results and IP shall be deemed as part of the Company Confidential Information for the purposes of Section 5 above and Section 10 of the Assignment Agreement. All works of authorship within the Company Results and IP shall be deemed "works made for hire". The Consultant shall promptly notify the Company in writing of any Company Results and IP.

Each of Yissum and the Consultant confirms that neither the Consultant nor Yissum will be entitled to royalties and/or to any other consideration, other than the consideration set forth in Section 4 above, for or in respect of any invention and/or assignment and/or the commercial use of any Company Results and IP; and such consideration shall constitute full consideration in accordance with section 134 of the Israeli Patents Law – 1967 (the “Israeli Patents Law”), or any other applicable laws, for all Company Results and IP generated hereunder, including any service invention as such term is defined in the Israeli Patents Law.

Nothing contained herein shall be deemed to grant the Consultant and/or Yissum and/or HUJ any right or license in or to use the Company Results and IP for any purposes whatsoever except for the performance of the Consulting Services by the Consultant pursuant to this Agreement.

7.
Liability and Indemnification

7.1
Yissum, HUJ and their respective officers, directors, employees and agents and the Consultant (the “Indemnitees”), shall not be liable for any and all claims, actions, demands, losses, damages, costs and expenses (including, without limitation, reasonable legal and expert fees) made, brought or suffered by the Company or by any third parties arising from or in connection with the Consulting Services, unless caused by the gross negligence or willful misconduct or breach of this Agreement by or of any of the Indemnitees (the “Damages”).

7.2
In the event one or more of the Indemnitees should suffer any Damages, as set forth in Section 7.1 above or will be obligated to pay third parties any amount as compensation for any such Damages, the Company will indemnify such Indemnitee/s and hold them harmless from and against any and all such Damages. To be eligible to be indemnified hereunder, Yissum and/or other Indemnitees shall (i) promptly notify the Company of the relevant claim, action or proceeding; (ii) the Company shall have the right to assume the sole control over the investigation, defense and settlement of such claim, action or proceeding, with the reasonable cooperation of the Indemnitees, at the Company’s expense; and (iii) the Indemnitees shall not make any admissions or compromise any claim, action or proceeding without the Company’s prior written consent. The Indemnitees shall be entitled to retain their own counsel at their sole cost and expense, without interfering with the Company’s control over the proceedings.

7.3
Except for any liability or obligation under Section 5 (Confidentiality; Publication) and Section 7.1 above, or for the misappropriation of any of the Company’s intellectual property, or any liability resulting from gross negligence or willful misconduct or misrepresentation by the Company under applicable state and securities law, none of the Parties shall be liable to the other Parties (whether under contract, tort (including negligence) or otherwise), for any special, punitive, indirect, incidental or consequential damages of any kind, including lost profits, business interruption losses, loss of business or loss of data, arising out of or in connection with the performance of this Agreement, even if such Party is advised or should have known of the possibility thereof.

8.
Miscellaneous

8.1
Sections 2.7, 2.9, 3.3, 4.5, 4.8, 5, 6, 7 and 8 of this Agreement, any right that accrued prior to termination and the obligation to make payments that relate to the period prior to termination, shall survive termination of this Agreement for any reason.

8.2
This Agreement shall be governed by the laws of the State of Israel and any disputes concerning this Agreement shall be treated in accordance with section 14 of the Assignment Agreement.

8.3
Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties any rights or remedies of any sort.

8.4
This Agreement, including Appendix A, and the Assignment Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended, terminated or waived only by written agreement of all Parties.

8.5
No Party may assign or transfer any of its rights under this Agreement to any person without the written agreement of the other Parties, not to be unreasonably withheld, except that the Company shall be entitled to assign this Agreement to any of its Affiliates or in connection with a merger, sale or license of all or substantially all of the Company’s shares, assets or business pertaining to the subject matter of this Agreement, provided in each case that such assignee agrees to be bound in writing by this Agreement.

8.6
The validity, legality or enforceability of the remainder of this Agreement will not be affected if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect and such provision(s) shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision(s).

8.7
Each of Yissum and Consultant represents and warrants that to its knowledge, the Consultant is not and has never been disqualified, debarred or under investigation for any action which may lead to debarment under Section 306(a) or 306(b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 335a(a)-(b)) or any other applicable laws and regulations or by any regulatory authority or health care provider. The Consultant shall promptly notify the Company of any such disqualification, debarment, threat of debarment or investigation during the Term and for one (1) year thereafter.

8.8
All Parties to this Agreement were represented by counsel. Therefore, there will be no presumption that this Agreement should be interpreted against the Party which drafted it.

8.9
The headings in this Agreement are inserted only as a matter of convenience, and in no way may be used to define, limit, extend or interpret the scope of the Agreement or of any particular provision. In this Agreement, the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”.

8.10
None of the Parties shall be liable for any delay in performance or any failure to perform as required by this Agreement to the extent such delay or failure to perform is due to circumstances beyond such Party’s reasonable control, including, act of God, war, fire, flood, terrorism, labor disturbances, or civil unrest (all of the foregoing, collectively, “Force Majeure”); provided that the Party claiming Force Majeure shall give notice in writing to the other Parties without undue delay after such circumstance has occurred. The provisions of this Section 8.10 shall not apply in respect of any payment or indemnification obligations under this Agreement.

8.11
Any notice or other communication required to be given by one Party to the other Party/ies under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by electronic mail (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein), the next business day after receipt of confirmation of transmission; or (iii) 7 (seven) business days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any Party hereto may from time to time in writing designate to the other Parties hereto pursuant hereto.

To Yissum and/or the Consultant at:

Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.
P.O. Box 39135
Jerusalem 91390, Israel
Email: lani.questembert@yissum.co.il

To the Company at:
WEED Inc.
4920 Post Trail
Tucson, Arizona, U.S.A. 85750
 Email: gemartin21@aol.com

8.12
This Agreement may be executed in any number of counterparts (including counterparts transmitted by electronic mail in pdf format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement to be effective as of the day and year written above.

____________________________________
WEED, Inc.

____________________________________
Yissum Research Development Company of
The Hebrew University of Jerusalem Ltd.

____________________________________
The Consultant

Appendix A

Consulting Services

The Consulting Service shall comprise (i) providing advice, support, theories, techniques formulations and improvements in connection with the Company’s scientific research and product development activities related to the development and commercialization of the Technology and products and services (ii) make presentations and shall be a speaker (including a keynote speaker) at local and international conferences and events to be mutually agreed upon by the Company and the Consultant in advance; (iii) shall read and review relevant scientific publications; and (iv) shall review and comment on all patent applications and patents within the Technology and other new Company patents applications and/or patents in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)).